Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                               YEAR         YEAR                     THREE
                               ENDED        ENDED                    MONTHS
                             FEBRUARY     FEBRUARY    YEAR ENDED   MARCH 1, TO  YEAR ENDED      YEAR ENDED         ENDED
                                28,          28,     FEBRUARY 28,    JUNE 30,     JUNE 30,        JUNE 30,       SEPTEMBER
                               1993         1994         1995         1995         1996             1997         30, 1997
                            ----------   ----------   ----------   ----------   ----------      ----------      ----------
Pre-tax income/(loss)
from continuing
operations(1)               $  269,251   $  321,319      536,440      359,045   (5,248,942)      8,390,438       1,865,520
                            ----------   ----------   ----------   ----------   ----------      ----------      ----------


Fixed Charges:

Interest expense and
amortization of debt
issue costs                    223,314      180,960      152,163       18,801      865,733         858,067         512,147

Rentals:
One third of rental
expense relating to
operating leases                21,465       32,712       26,243        8,521      138,805         204,817          56,325



Total fixed charges            244,779      213,672      178,406       27,322    1,004,338       1,062,884         568,472
                            ----------   ----------   ----------   ----------   ----------      ----------      ----------

Earnings before income
taxes, minority interests
and fixed charges (1)          514,030      534,991      714,848      388,367   (4,244,604)      9,453,322       2,433,992
                            ==========   ==========   ==========   ==========   ==========      ==========      ==========

Ratio of earnings to               2.1         1.67          4.0         14.2         (4.2)(2)         8.9(3)          4.3
fixed charges               ==========    =========   ==========   ==========   ==========      ==========      ==========



---------------

(1)      Includes  Minority   Interests  in  Subsidiaries  with  fixed  charges.
         Minority Interests are disclosed below income after taxes in the financial statements.

(2) As a result of the loss incurred in 1996, the company was unable to fully cover the indicated fixed charges by $6,253,280.

(3) Included in earnings for 1997 was a non-recurring gain of $3,327,478 before income taxes relating to the disposal of a 30% interest in First SA Food Holdings Limited as disclosed in Note 12 to the Company's financial statements. If such sale had not occurred the ratio of earnings to fixed charges would have been 5.8.

COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
AFTER ADJUSTMENT FOR PRE ACQUISITION PROFITS OF SUBSIDIARIES

                                                                        YEAR
                                                                     ENDED JUNE
                                                                         30,
                                                                        1997
                                                                     ----------

Pre-tax income/(loss) from continuing operations, as above(1)         8,390,438
                                                                     ----------

Adjustment for pre acquisition income of subsidiaries                   705,671

                                                                     ----------
                                                                      9,098,109
                                                                     ----------


Total fixed charges, as above                                         1,062,884

Adjustments:

Decrease due to decrease in net interest expenses                       (34,155)
Increase due to increase in net interest expense


                                                                     ----------
Total pro forma fixed charges                                         1,028,729
                                                                     ----------

Ratio of earnings to fixed charges                                          9.8
                                                                     ==========

---------------

(1)  Includes Minority  Interests in Subsidiaries  with fixed charges.  Minority
     Interests  are  disclosed   below  income  after  taxes  in  the  financial
     statements.